Exhibit 99.1

First National Corporation Reports Third Quarter 2020 Net Income

STRASBURG, Va., October 29, 2020 --- First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), the bank holding company of First Bank (the “Bank”), reported unaudited consolidated net income of $1.8 million, or $0.36 per diluted share, for the third quarter of 2020, which resulted in a return on average assets of 0.74% and a return on average equity of 8.52%. This compares to net income of $2.5 million, or $0.50 per diluted share, and a return on average assets of 1.27% and a return on average equity of 13.31% for the third quarter of 2019. Provision for loan losses of $1.5 million was included in net income for the three-month period ending September 30, 2020, compared to no provision for loan losses for the same period in 2019.

For the nine months ending September 30, 2020, net income totaled $5.7 million, or $1.17 per diluted share, which resulted in a return on average assets of 0.86% and a return on average equity of 9.49%. This compares to net income of $6.8 million, or $1.38 per diluted share, and a return on average assets of 1.19% and a return on average equity of 12.85% for the same period of 2019. Provision for loan losses of $3.2 million and $200 thousand was included in net income for the nine-month periods ending September 30, 2020 and 2019, respectively.

Highlights for the third quarter of 2020:

•	Net interest income increased $503 thousand, or 7%
•	Wealth management revenue increased $96 thousand, or 20%
•	Fees for other customer services increased $146 thousand, or 82%
•	Salaries and employee benefits decreased $58 thousand, or 2%
•	Tangible book value increased 12% to $16.92 per share compared to $15.11 one year ago
•	Loans in the Bank’s deferred payment program decreased to $22.6 million, or 3% of total loans
•	Nonperforming assets totaled $7.0 million, an increase of $5.4 million
•	Provision for loan losses totaled $1.5 million, compared to no provision for same quarter of 2019

“We are pleased the Bank generated solid financial performance in the third quarter with higher net interest income, higher noninterest income and lower noninterest expenses,” said Scott Harvard, president and chief executive officer of First National.”  Harvard continued, “While net income was impacted by a provision for loan losses totaling $1.5 million, we believe the provision reflected our diligent ongoing management of credits in the current credit cycle, including specific reserves established for impaired loans to companies that experienced business interruptions attributable to the pandemic.  We are also pleased with the significant reduction of loans in the Bank’s deferred loan program, which totaled 3% of total loans at the end of the third quarter, compared to 28% of total loans at June 30, 2020.”

“We continue to be impressed by the efforts of our bankers to adapt to the unusual environment created by the pandemic and are proud of the improvement in net interest income, noninterest income and expense management as a result of their efforts.”

COVID-19 PANDEMIC UPDATE

Operations

During the third quarter, the Bank continued to follow its Pandemic Plan that strives to protect the health of its employees and customers, while continuing to deliver essential banking services. The Bank entered phase two of its Pandemic Plan on July 1, 2020 and re-opened branch lobbies with limited hours for in-person transactions without appointments while it continued to deliver banking services through branch drive throughs, ATMs, and mobile and internet banking platforms.

Paycheck Protection Program

The Bank participated as a lender in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) to support local small businesses and non-profit organizations. During the second and third quarters of 2020, the Bank originated $76.6 million of PPP loans, received $2.5 million of loan fees, and incurred $535 thousand of loan origination costs. The loan fees are being accreted into earnings evenly over the life of the loans, net of the loan costs, through interest and fees on loans. At September 30, 2020, PPP loan balances totaled $73.7 million with 99% of the loan balances maturing in the second quarter of 2022 and 1% of loan balances maturing in the third quarter of 2025.  At September 30, 2020, customers with PPP loan balances totaling $11.3 million had requested debt forgiveness but have not yet received notifications of forgiveness decisions from the SBA.

Loan Payment Deferral Program

In response to the unknown impact of the pandemic on the economy and customers, the Bank created and implemented a loan payment deferral program for individual and business customers beginning in the first quarter of 2020 and provided the opportunity to defer monthly payments for 90 days. Loans participating in the program totaled $22.6 million, or 3% of total loans at September 30, 2020, which was a significant reduction compared to $182.6 million, or 28% of the Bank’s loan balances at June 30, 2020. Interest income continued to accrue to the Bank during the deferral periods.

Asset Quality Impact

The pandemic is expected to have an unfavorable impact on the financial condition of the Bank’s loan customers, and as a result, the Bank has continued the process of identifying credit risk with the goal of mitigating the risk and minimizing future loan charge-offs. Certain sectors of the commercial real estate loan portfolio, including retail shopping, lodging and leisure are expected to experience elevated financial pressure. Those sectors comprised approximately 5%, 5% and 2% of the loan portfolio, respectively, excluding PPP loans at September 30, 2020. The magnitude of the potential decline in the Bank’s loan quality will likely depend on the duration of the pandemic and the extent that the Bank’s customers experience business interruptions. The Bank recorded a provision for loan losses of $1.5 million for the third quarter of 2020, including specific reserves placed on impaired loans impacted by the pandemic. This compared to no provision for loan losses in the third quarter of 2019.

Capital

The stock repurchase plan remained suspended during the third quarter. The Company updates its enterprise risk assessment and capital plans quarterly, and as a result, issued $5.0 million of subordinated debt in June 2020. The purpose of the issuance was primarily to further strengthen holding company liquidity and to remain a source of strength for the Bank in the event of a severe economic downturn. The Company may also use the proceeds of the issuance for general corporate purposes, including the potential repayment of the Company’s existing subordinated debt, which becomes callable in January 2021. The Company declared and paid dividends of $0.11 per share in the third quarter that was unchanged from the dividends declared and paid during the first and second quarters of 2020.

BALANCE SHEET

Total assets of First National increased $165.5 million, or 21%, to $942.7 million at September 30, 2020, compared to $777.2 million at September 30, 2019. Total securities decreased $515 thousand, while loans, net of the allowance for loan losses, increased $74.3 million, or 13%. The growth in the loan portfolio included PPP loans that totaled $73.7 million at the end of the third quarter.

Total liabilities increased $158.6 million, or 23%, to $860.5 million at September 30, 2020, compared to $701.9 million one year ago. The increase in total liabilities was primarily attributable to significant growth in deposits. Total deposits increased $152.8 million, or 22%, to $838.4 million and subordinated debt increased by $5.0 million to $10.0 million at September 30, 2020.  Noninterest-bearing demand deposits increased $66.9 million, or 35%, savings and interest-bearing demand deposits increased $104.0 million, or 28%, while time deposits decreased $18.1 million, or 15%. The origination of PPP loans also contributed to the deposit growth as many customers deposited proceeds of the loans in their deposit accounts at the Bank. Although proceeds from PPP loan originations during the second and third quarters contributed to the increase in deposits, the Bank also experienced a significant amount of deposit growth that was not related to PPP loan proceeds. Total deposits increased $152.8 million, while PPP loans totaled $73.7 million at September 30, 2020.

Subordinated debt increased to $10.0 million at September 30, 2020 from a $5.0 million issuance in the second quarter of 2020. The Company issued the debt at a 5.50% fixed-to-floating rate subordinated note due 2030 to an institutional investor. The Note was structured to qualify as Tier 2 capital under bank regulatory guidelines, and the proceeds from the sale of the Note may be utilized to support capital levels at the Bank in the event of a severe economic downturn or for general corporate purposes, including the potential repayment of the Company’s other subordinated debt, which becomes callable in January 2021.

Shareholders’ equity increased $6.9 million, or 9%, to $82.3 million at September 30, 2020, compared to one year ago, from a $6.4 million increase in retained earnings and a $2.3 million increase in accumulated other comprehensive income. These increases were partially offset by $1.7 million decrease in common stock and surplus, which resulted from stock repurchases in the first quarter of 2020 under the Company’s stock repurchase plan.

The Company’s stock repurchase plan was suspended near the end of the first quarter of 2020 due to the potential impact of the pandemic on the economy and the Bank’s customers. The plan remained suspended during the second and third quarters of 2020. The Company paid a cash dividend to common shareholders during the third quarter of $0.11 per share, which was unchanged from the first and second quarters of 2020. The Bank was considered well-capitalized at September 30, 2020.

PERFORMANCE ANALYSIS OF THE THREE-MONTH PERIOD

Net interest income increased $503 thousand, or 7%, to $7.6 million for the third quarter of 2020, compared to the same period of 2019. The increase resulted from a $514 thousand, or 40%, decrease in total interest expense, which was partially offset by an $11 thousand decrease in total interest and dividend income. The net interest margin decreased 46 basis points to 3.41%. The decrease in the net interest margin was offset by growth in average earning assets of $158.3 million, or 22%, and resulted in an increase in net interest income.

The decrease in interest expense was primarily a result of the $548 thousand, or 50%, decrease in interest expense on deposits, which was attributable to reduced interest rates paid on deposits. The impact of the $83.6 million, or 17% increase in average interest-bearing deposits was offset by a 49-basis point decrease in the cost of interest-bearing deposits. A 59-basis point reduction of the cost of interest-bearing checking accounts and a 103-basis point reduction of the cost of money market accounts made the largest contributions to the decrease in interest expense.

The decrease in total interest and dividend income resulted from an 81-basis point decrease in the yield on earning assets, which was partially offset by a $158.3 million, or 22%, increase in average earning assets.  The decrease in the yield on earning assets resulted from a 19-basis point decrease in the yield on securities, a 48-basis point decrease in the yield on loans, and a 206-basis point decrease in the yield on interest-bearing deposits in banks.  The loan yield was negatively impacted by PPP loans earning a 1.00% interest rate. Additionally, the mix of earning assets had an unfavorable impact on the yield on average earning assets as lower yielding interest-bearing deposits in banks increased from 2% to 12% of average earning assets.

Noninterest income increased slightly to $2.2 million compared to the same period of 2019.  ATM and check card fees were $83 thousand higher, primarily from an annual incentive payment received during the third quarter from the Bank’s card services provider. The incentive payment is typically received in the fourth quarter. Wealth management fees increased $96 thousand, or 20%, from a larger amount of assets under management. Fees for other customer services were $146 thousand, or 82% higher from an increase in brokered mortgage loan activity. These increases were partially offset by a $311 thousand, or 41%, decrease in service charges on deposits. The Bank first experienced a significant decrease in service charges on deposits in the second quarter of 2020 from lower overdraft fee income, which continued to underperform in the third quarter compared to historical levels. Bank management believes the decrease in overdraft fee income was a result of the significant increase in deposit balances and a decrease in consumer spending.

Noninterest expense decreased $51 thousand, or 1%, to $6.1 million, compared to the same period one year ago. The decrease was primarily attributable to a $58 thousand, or 2%, decrease in salaries and employee benefits, an $80 thousand, or 56%, decrease in marketing expense, a $38 thousand decrease in amortization expense, and a $131 thousand, or 17%, decrease in other operating expense. The decrease in salaries and employee benefits resulted from a decrease in the number of employees as certain vacated employee positions were not replaced. Marketing expense decreased from reduced spending on marketing campaigns. Other operating expense decreased primarily from a decrease in debit card fraud losses and loan collection expense. The decrease in loan collection expense resulted from the recovery of collection costs during the quarter that were incurred in a prior period. These decreases were partially offset by increases in occupancy, equipment, supplies, legal and professional fees, ATM and check card expense, FDIC assessment, and bank franchise tax.

PERFORMANCE ANALYSIS OF THE NINE-MONTH PERIOD

Net interest income increased $1.1 million, or 5%, to $22.0 million for the nine-month period ending September 30, 2020, compared to the same period of 2019. The increase resulted from a $911 thousand, or 25%, decrease in total interest expense, and a $165 thousand, or 1%, increase in total interest and dividend income. The net interest margin decreased 33 basis points to 3.58%. The decrease in the net interest margin was offset by growth in average earning assets of $105.3 million, or 15%, and resulted in an increase in net interest income.

The decrease in total interest expense resulted primarily from an $883 thousand decrease in interest expense on deposits, which was attributable to reduced interest rates paid on deposits. The impact of the $58.1 million or 12%, increase in average interest-bearing deposits was offset by a 30-basis point decrease in the cost of interest-bearing deposits. A 49-basis point reduction of the cost of interest-bearing checking accounts and a 65-basis point reduction of the cost of money market accounts made the largest contributions to the decrease in interest expense.

The increase in total interest and dividend income resulted from a $105.3 million, or 15%, increase in average earning assets, which was partially offset by a 56-basis point decrease in the yield on earning assets. The decrease in the yield on earning assets resulted from a 22-basis point decrease in the yield on securities, a 36-basis point decrease in the yield on loans, and a 189-basis point decrease in the yield on interest-bearing deposits in banks. The loan yield was negatively impacted by PPP loans earning a 1.00% interest rate. Additionally, the mix of earning assets had an unfavorable impact on the yield on average earning assets as lower yielding interest-bearing deposits in banks increased from 3% to 8% of average earning assets.

Noninterest income decreased $138 thousand, or 2%, to $6.1 million, compared to the same period of 2019, primarily from a $698 thousand, or 32%, decrease in service charges on deposits. The Bank first experienced a significant decrease in service charges on deposits in the second quarter of 2020 from lower overdraft fee income, which continued to underperform in the third quarter compared to historical levels. Bank management believes the decrease in overdraft fee income was a result of the significant increase in deposit balances and a decrease in consumer spending. This decrease was partially offset by a $62 thousand, or 4%, increase in ATM and check card fees, a $238 thousand, or 17%, increase in wealth management fees, and a $262 thousand, or 52%, increase in fees for other customer services.  ATM and check card fees were higher from an annual incentive payment received during the third quarter from the Bank’s card service provider. The incentive payment is typically received in the fourth quarter. Wealth management fees increased from higher amounts of assets under management.  Fees for other customer services were higher from an increase in brokered mortgage loan activity.

Noninterest expense decreased $622 thousand, or 3%, to $17.9 million, compared to the same period one year ago. The decrease was attributable to a $265 thousand, or 3%, decrease in salaries and employee benefits, a $280 thousand, or 54%, decrease in marketing expense, a $114 thousand decrease in amortization expense, and a $326 thousand, or 15%, decrease in other operating expense. The decrease in salaries and employee benefits resulted primarily from the deferral of $535 thousand of salary costs to originate PPP loans during the second and third quarters of 2020. Marketing expense decreased from a combination of reduced spending on marketing campaigns during 2020 and elevated expenses during 2019 from the timing of marketing initiatives in the prior year. Other operating expense decreased primarily from lower debit card fraud losses, education and training expenses, travel costs, loan servicing fees, registration and licensing costs, and dues and subscriptions. The decreases in the noninterest expense categories were partially offset by increases in supplies, legal and professional fees, ATM and check card expense, FDIC assessment, bank franchise tax, and data processing expense.

ASSET QUALITY/LOAN LOSS PROVISION

Provision for loan losses totaled $1.5 million for the third quarter of 2020, which resulted in a total allowance for loan losses of $7.8 million, or 1.20% of total loans. Excluding PPP loans, the allowance for loan losses totaled 1.34% of total loans at September 30, 2020. This compared to no provision for loan losses for the same period of 2019 and an allowance for loan losses of $4.9 million, or 0.86% of total loans at September 30, 2019.

The higher provision for loan losses was primarily attributable to an increase in the specific reserve component of the allowance for loan losses, which was partially offset by a decrease in the general reserve component. The increase in the specific reserve component of the allowance for loan losses resulted from a reserve placed on a newly identified impaired loan and an increase in a reserve on an existing impaired loan. The general reserve component decreased primarily from adjustments to qualitative factors as loans participating in the Bank’s loan payment deferral program decreased significantly and economic conditions continued to improve in the third quarter. Net charge-offs of loans also contributed to the provision for loan losses, which totaled $19 thousand for the third quarter of 2020, compared to $83 thousand for the same period of 2019.

Loans that were 30 to 89 days past due and accruing totaled $885 thousand, or 0.14% of total loans at September 30, 2020 compared to $902 thousand, or 0.16% of total loans one year ago. Accruing substandard loans totaled $3.8 million at September 30, 2020 and 2019. Nonperforming assets consisted only of non-accrual loans, which totaled $7.0 million, or 0.74% of total assets at September 30, 2020, compared to $1.6 million, or 0.20% of total assets one year ago.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including the rapidly changing uncertainties related to the COVID-19 pandemic and its potential adverse effect on the economy, our employees and customers, and our financial performance. For details on other factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and other filings with the Securities and Exchange Commission.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, one loan production office, a customer service center in a retirement community, and 14 bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia and in the city of Richmond. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
shavard@fbvirginia.com	sbell@fbvirginia.com

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Income Statement
Interest income
Interest and fees on loans	$7,568	$7,416	$7,203	$7,333	$7,429
Interest on deposits in banks	25	16	118	163	97
Interest on securities
Taxable interest	575	636	670	627	645
Tax-exempt interest	152	151	151	156	157
Dividends	23	26	26	27	26
Total interest income	$8,343	$8,245	$8,168	$8,306	$8,354
Interest expense
Interest on deposits	$541	$676	$962	$1,042	$1,089
Interest on federal funds purchased	—	—	—	—	1
Interest on subordinated debt	160	91	90	91	90
Interest on junior subordinated debt	68	67	90	98	103
Total interest expense	$769	$834	$1,142	$1,231	$1,283
Net interest income	$7,574	$7,411	$7,026	$7,075	$7,071
Provision for loan losses	1,500	800	900	250	—
Net interest income after provision for loan losses	$6,074	$6,611	$6,126	$6,825	$7,071
Noninterest income
Service charges on deposit accounts	$446	$348	$681	$753	$757
ATM and check card fees	669	550	519	654	586
Wealth management fees	573	512	525	496	477
Fees for other customer services	323	237	207	181	177
Income from bank owned life insurance	131	99	115	123	131
Net gains (losses) on securities	38	—	—	1	—
Net gains on sale of loans	3	26	31	89	34
Other operating income	18	1	21	44	29
Total noninterest income	$2,201	$1,773	$2,099	$2,341	$2,191
Noninterest expense
Salaries and employee benefits	$3,498	$3,022	$3,589	$3,193	$3,556
Occupancy	433	409	402	415	398
Equipment	439	418	410	406	410
Marketing	63	74	106	128	143
Supplies	112	103	89	88	86
Legal and professional fees	262	301	279	311	231
ATM and check card expense	259	223	245	231	225
FDIC assessment	52	60	30	(53)	(6)
Bank franchise tax	162	161	153	136	136
Data processing expense	191	188	184	179	174
Amortization expense	33	42	52	61	71
Other real estate owned expense (income), net	—	—	—	1	—
Net losses (gains) on disposal of premises and equipment	—	—	(9)	14	—
Other operating expense	631	612	614	694	762
Total noninterest expense	$6,135	$5,613	$6,144	$5,804	$6,186
Income before income taxes	$2,140	$2,771	$2,081	$3,362	$3,076
Income tax expense	386	528	376	646	583
Net income	$1,754	$2,243	$1,705	$2,716	$2,493

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Common Share and Per Common Share Data
Net income, basic	$0.36	$0.46	$0.34	$0.55	$0.50
Weighted average shares, basic	4,854,144	4,849,719	4,950,887	4,968,574	4,966,641
Net income, diluted	$0.36	$0.46	$0.34	$0.55	$0.50
Weighted average shares, diluted	4,854,649	4,849,719	4,955,970	4,972,535	4,969,126
Shares outstanding at period end	4,858,217	4,852,187	4,849,692	4,969,716	4,968,277
Tangible book value at period end	$16.92	$16.63	$16.17	$15.50	$15.11
Cash dividends	$0.11	$0.11	$0.11	$0.09	$0.09

Key Performance Ratios
Return on average assets	0.74%	1.00%	0.85%	1.36%	1.27%
Return on average equity	8.52%	11.30%	8.72%	14.10%	13.31%
Net interest margin	3.41%	3.59%	3.77%	3.79%	3.87%
Efficiency ratio (1)	62.35%	60.34%	66.50%	60.50%	65.65%

Average Balances
Average assets	$944,390	$899,301	$806,609	$795,391	$780,376
Average earning assets	889,127	836,741	755,173	745,721	730,865
Average shareholders’ equity	81,894	79,845	78,659	76,424	74,291

Asset Quality
Loan charge-offs	$115	$176	$328	$281	$156
Loan recoveries	96	88	78	53	73
Net charge-offs	19	88	250	228	83
Non-accrual loans	6,974	1,480	1,522	1,459	1,566
Other real estate owned, net	—	—	—	—	—
Nonperforming assets	6,974	1,480	1,522	1,459	1,566
Loans 30 to 89 days past due, accruing	885	1,094	2,901	2,372	902
Loans over 90 days past due, accruing	6	1	86	97	113
Troubled debt restructurings, accruing	—	4,313	—	—	—
Special mention loans	510	2,034	6,058	6,069	1,458
Substandard loans, accruing	3,804	8,616	4,368	3,410	3,758

Capital Ratios (2)
Total capital	$89,155	$88,109	$86,849	$85,439	$83,591
Tier 1 capital	81,883	81,813	81,265	80,505	78,679
Common equity tier 1 capital	81,883	81,813	81,265	80,505	78,679
Total capital to risk-weighted assets	15.34%	15.20%	14.98%	14.84%	14.57%
Tier 1 capital to risk-weighted assets	14.09%	14.11%	14.02%	13.99%	13.71%
Common equity tier 1 capital to risk-weighted assets	14.09%	14.11%	14.02%	13.99%	13.71%
Leverage ratio	8.67%	9.08%	10.08%	10.13%	10.09%

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Balance Sheet
Cash and due from banks	$13,349	$17,717	$30,551	$9,675	$11,885
Interest-bearing deposits in banks	108,857	90,562	17,539	36,110	18,488
Securities available for sale, at fair value	117,132	123,193	128,660	120,983	114,568
Securities held to maturity, at amortized cost	15,101	16,211	17,086	17,627	18,222
Restricted securities, at cost	1,848	1,848	1,848	1,806	1,806
Loans held for sale	—	170	621	167	1,098
Loans, net of allowance for loan losses	640,591	645,220	576,283	569,412	566,341
Premises and equipment, net	19,548	19,792	19,619	19,747	19,946
Accrued interest receivable	3,156	3,863	2,124	2,065	2,053
Bank owned life insurance	17,792	17,661	17,562	17,447	17,324
Core deposit intangibles, net	43	76	118	170	231
Other assets	5,316	5,777	4,401	4,839	5,231
Total assets	$942,733	$942,090	$816,412	$800,048	$777,193

Noninterest-bearing demand deposits	$256,733	$253,974	$197,662	$189,623	$189,797
Savings and interest-bearing demand deposits	480,017	470,764	407,555	399,255	376,047
Time deposits	101,645	114,277	115,410	117,564	119,777
Total deposits	$838,395	$839,015	$720,627	$706,442	$685,621
Subordinated debt	9,987	9,982	4,987	4,983	4,978
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	2,816	3,026	3,001	2,125	1,999
Total liabilities	$860,477	$861,302	$737,894	$722,829	$701,877

Preferred stock	$—	$—	$—	$—	$—
Common stock	6,073	6,065	6,062	6,212	6,210
Surplus	6,081	5,967	5,899	7,700	7,648
Retained earnings	66,670	65,451	63,741	62,583	60,314
Accumulated other comprehensive income (loss), net	3,432	3,305	2,816	724	1,144
Total shareholders’ equity	$82,256	$80,788	$78,518	$77,219	$75,316
Total liabilities and shareholders’ equity	$942,733	$942,090	$816,412	$800,048	$777,193

Loan Data
Mortgage loans on real estate:
Construction and land development	$27,472	$31,981	$40,279	$43,164	$45,193
Secured by farmland	533	872	888	900	916
Secured by 1-4 family residential	234,198	234,188	230,980	229,438	226,828
Other real estate loans	249,786	247,623	240,486	235,655	232,151
Loans to farmers (except those secured by real estate)	1,120	711	1,221	1,423	1,461
Commercial and industrial loans (except those secured by real estate)	124,157	123,995	54,287	48,730	49,096
Consumer installment loans	7,378	8,401	9,505	10,400	11,040
Deposit overdrafts	194	170	238	374	263
All other loans	3,530	3,575	3,983	4,262	4,305
Total loans	$648,368	$651,516	$581,867	$574,346	$571,253
Allowance for loan losses	(7,777)	(6,296)	(5,584)	(4,934)	(4,912)
Loans, net	$640,591	$645,220	$576,283	$569,412	$566,341

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$7,568	$7,416	$7,203	$7,333	$7,429
Interest income – investments and other	775	829	965	973	925
Interest expense – deposits	(541)	(676)	(962)	(1,042)	(1,089)
Interest expense – federal funds purchased	—	—	—	—	(1)
Interest expense – subordinated debt	(160)	(91)	(90)	(91)	(90)
Interest expense – junior subordinated debt	(68)	(67)	(90)	(98)	(103)
Total net interest income	$7,574	$7,411	$7,026	$7,075	$7,071
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$8	$8	$10	$10	$9
Tax benefit realized on non-taxable interest income – municipal securities	41	40	40	41	43
Total tax benefit realized on non-taxable interest income	$49	$48	$50	$51	$52
Total tax-equivalent net interest income	$7,623	$7,459	$7,076	$7,126	$7,123

FIRST NATIONAL CORPORATION

Year-to-Date Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Nine Months Ended
	September 30,	September 30,
	2020	2019
Income Statement
Interest income
Interest and fees on loans	$22,187	$21,625
Interest on deposits in banks	159	340
Interest on securities
Taxable interest	1,881	2,078
Tax-exempt interest	454	472
Dividends	75	76
Total interest income	$24,756	$24,591
Interest expense
Interest on deposits	$2,179	$3,062
Interest on federal funds purchased	—	1
Interest on subordinated debt	341	269
Interest on junior subordinated debt	225	322
Interest on other borrowings	—	2
Total interest expense	$2,745	$3,656
Net interest income	$22,011	$20,935
Provision for loan losses	3,200	200
Net interest income after provision for loan losses	$18,811	$20,735
Noninterest income
Service charges on deposit accounts	$1,475	$2,173
ATM and check card fees	1,738	1,676
Wealth management fees	1,610	1,372
Fees for other customer services	767	505
Income from bank owned life insurance	345	333
Net gains (losses) on securities	38	—
Net gains on sale of loans	60	81
Other operating income	40	71
Total noninterest income	$6,073	$6,211
Noninterest expense
Salaries and employee benefits	$10,109	$10,374
Occupancy	1,244	1,237
Equipment	1,267	1,239
Marketing	243	523
Supplies	304	250
Legal and professional fees	842	775
ATM and check card expense	727	666
FDIC assessment	142	98
Bank franchise tax	476	402
Data processing expense	563	526
Amortization expense	127	241
Net losses (gains) on disposal of premises and equipment	(9)	—
Other operating expense	1,857	2,183
Total noninterest expense	$17,892	$18,514
Income before income taxes	$6,992	$8,432
Income tax expense	1,290	1,592
Net income	$5,702	$6,840

FIRST NATIONAL CORPORATION

Year-to-Date Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Nine Months Ended
	September 30,	September 30,
	2020	2019
Common Share and Per Common Share Data
Net income, basic	$1.17	$1.38
Weighted average shares, basic	4,884,805	4,963,571
Net income, diluted	$1.17	$1.38
Weighted average shares, diluted	4,886,668	4,966,384
Shares outstanding at period end	4,858,217	4,968,277
Tangible book value at period end	$16.92	$15.11
Cash dividends	$0.33	$0.27

Key Performance Ratios
Return on average assets	0.86%	1.19%
Return on average equity	9.49%	12.85%
Net interest margin	3.58%	3.91%
Efficiency ratio (1)	63.04%	66.93%

Average Balances
Average assets	$883,741	$770,777
Average earning assets	827,240	721,899
Average shareholders’ equity	80,228	71,148

Asset Quality
Loan charge-offs	$619	$603
Loan recoveries	262	306
Net charge-offs	357	297

Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$22,187	$21,625
Interest income – investments and other	2,569	2,966
Interest expense – deposits	(2,179)	(3,062)
Interest expense – federal funds purchased	—	(1)
Interest expense – subordinated debt	(341)	(269)
Interest expense – junior subordinated debt	(225)	(322)
Interest expense – other borrowings	—	(2)
Total net interest income	$22,011	$20,935
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$26	$30
Tax benefit realized on non-taxable interest income – municipal securities	121	126
Total tax benefit realized on non-taxable interest income	$147	$156
Total tax-equivalent net interest income	$22,158	$21,091

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense, amortization of intangibles, and gains and losses on disposal of premises and equipment by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains and losses on sales of securities.  Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit is 21%. See the tables above for tax-equivalent net interest income and reconciliations of net interest income to tax-equivalent net interest income.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes; however, such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.

(2) All capital ratios reported are for First Bank.